Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Fourth Quarter 2018 Results

SAN JUAN, Puerto Rico, February 28, 2019 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its fourth quarter 2018 results.

Quarterly Consolidated and Other Highlights

•
Net loss of $10.9 million, or $0.48 loss per share, versus net income of $24.2 million, or $1.03 per diluted share, in the prior-year period; net loss in the fourth quarter of 2018 was driven by net unrealized losses on equity investments and a change in the effective tax rate of certain deferred tax assets/liabilities, which together impacted after-tax results by approximately $29.6 million, or $1.30 per share;

•	Adjusted net income of $10.1 million, or $0.44 per diluted share, versus adjusted net income of $22.1 million, or $0.94 per diluted share, in the prior-year period.
•
Excluding the abovementioned deferred tax adjustment and the cost of retroactive reinsurance, adjusted net income was $17.8 million, or $0.78 per diluted share, compared to adjusted net income of $15.2 million, or $0.65 per diluted share, in the fourth quarter of 2017, after excluding the impact of the hurricanes in that period;

•	Operating revenues of $723.7 million, a 2.4% increase from the prior-year period, primarily reflecting higher Managed Care premiums;
•	Consolidated loss ratio rose 270 basis points to 80.9%;
•	Medical loss ratio (“MLR”) rose 290 basis points to 83.8%, primarily driven by lower Managed Care utilization in the 2017 period related to the hurricanes.

“The fourth quarter signaled a return to normalcy at Triple-S after undergoing a couple of quarters of hurricane-related impact,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  "The financial results of our core Managed Care segment continued improving, driven once again by our Medicare Advantage offering.  We have also fared well under the revised Medicaid health plan, gaining a significant amount of membership that was initially assigned to other carriers.  We completed a smooth transition to our new consolidated pharmacy benefits manager.  And perhaps most importantly, there were no additional adverse reserve developments in our P&C segment during the quarter.”

Triple-S Management Corporation
“Looking forward, our overall strategy remains firmly on track," added Mr. Garcia-Rodriguez.  "We are focused on growing our market share in Medicare Advantage, buoyed by our 4.5-star quality rating in our HMO product and 4.0-star quality rating in our PPO product for payment year 2020.  Additionally, we will concentrate on further optimizing our infrastructure and developing both analytical and clinical capabilities to accelerate our top-line growth, generate operating efficiencies, improve patient outcomes and create long-term value for our shareholders."

Selected Consolidated Quarterly Details

•
Consolidated premiums earned were $702.3 million, up 2.2% from the prior-year period, primarily reflecting higher Medicare premiums within the Managed Care segment related to achieving a four-star rated Medicare Advantage HMO contract in 2018, resulting in a 5% bonus applied to the benchmark used in the premium calculation, as well as an increase in the 2018 Medicare reimbursement rates. The increase was partially offset by lower membership.

•
Consolidated claims incurred were $567.9 million, up 5.7% year-over-year, mostly driven by significantly lower utilization experienced in the prior-year period in the Managed Care segment following the hurricanes. Consolidated loss ratio of 80.9% rose 270 basis points from the prior-year period.

•
Consolidated operating expenses of $145.9 million increased by $17.5 million, or 13.7%, from the prior-year period, while the Company’s operating expense ratio increased 210 basis points year-over-year to 20.7%. The increase in operating expenses primarily reflects the reinstatement of the Health Insurance Providers fee (“HIP fee”) of $13.1 million, higher professional services expense related to the Company’s ongoing Managed Care initiatives, as well as implementation costs related to the new Medicaid model that became effective November 1, 2018.

•
Consolidated income tax expense was $1.1 million, compared to $17.9 million in the prior-year period, primarily due to a change in the effective tax rate of certain deferred tax liabilities in the Company’s Property and Casualty segment to reflect the expected tax rate at which they will reverse, and a change in the enacted tax rate, from 39% to 37.5%, following the Puerto Rico income tax reform enacted in December 2018.  These changes increased the deferred tax expense by approximately $9.5 million.  The consolidated income tax expense also reflects the tax impact of net unrealized losses on equity investments and the lower operating income of the Managed Care segment.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $643.1 million, up 1.5% year over year.

o
Medicare premiums earned of $279.0 million increased 13.0% from the prior-year period, largely reflecting an increase in Puerto Rico’s 2018 Medicare fee-for-service benchmark for the first time since 2012, an increase in premium rates as the result of attaining a four-star rating for the Company’s 2018 HMO product, and higher average membership risk score. These increases were partially offset by a year-over-year decrease in member month enrollment of approximately 33,000.

o
Commercial premiums earned of $192.0 million declined 2.0% from the prior-year period, mainly due to an approximate year-over-year decline of 38,000 in fully-insured member month enrollment, and partially offset by the reinstatement of the HIP fee pass-through and higher premium rates.

Triple-S Management Corporation
o
Medicaid premiums earned decreased 9.9% from the prior-year period to $172.1 million, primarily reflecting a significant reduction in member month enrollment due to the commencement of the new Medicaid contract on November 1, and partially offset by $3.6 million associated with the reinstatement of the HIP fee pass-through in 2018.  As of January 31, 2019, the Company had approximately 333,000 Medicaid members enrolled in the Company’s program, which is an increase of 53,000 members from the initial assignment of approximately 280,000.

•
Reported MLR of 83.8% increased 290 basis points from the prior year, primarily reflecting lower utilization in the prior-year period related to hurricanes. The impact of the hurricanes reduced claims in the fourth quarter of 2017 by an estimated $20.7 million, or 320 basis points of MLR. Excluding this impact on utilization, adjusting for prior period reserve developments and moving risk-score revenue to its corresponding period, Managed Care MLR would have been approximately 85.1% in the fourth quarter of 2018, similar to the same metric for the prior-year period.

2019 Outlook

The Company is initiating the following full year 2019 consolidated guidance:

•	Consolidated operating revenue is expected to be between $3.04 billion to $3.08 billion, which includes Managed Care premiums earned, net between $2.71 billion and $2.75 billion;

•	Consolidated claims incurred ratio is expected to be between of 81.3% and 83.3%, while the Managed Care MLR is expected to be between 84.0% and 86.0%;

•	Consolidated operating expense ratio is expected to be between of 17.6% and 18.6%;

•	The effective tax rate is expected to be between 25.0% and 30.0%; and

•	Adjusted net income per diluted share is expected to be between $1.85 to $2.05. Adjusted net income per diluted share guidance does not account for any share repurchase activity during 2019.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended December 31, 2018. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through March 14, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13687038. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation
About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Adverse regulatory actions, including in connection with operating challenges arising from the migration of our Medicare Advantage claims and clinical management platforms
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings

Triple-S Management Corporation
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	December 31, 2018	December 31, 2017
Assets

Investments	$1,564,542	$1,605,477
Cash and cash equivalents	117,544	198,941
Premium and other receivables, net	628,444	899,327
Deferred policy acquisition costs and value of business acquired	215,159	200,788
Property and equipment, net	81,923	74,716
Other assets	152,636	137,516

Total assets	$2,760,248	$3,116,765

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,600,310	$1,761,553
Accounts payable and accrued liabilities	309,747	410,457
Long-term borrowings	28,883	32,073

Total liabilities	1,938,940	2,204,083

Stockholders’ equity:
Common stock	22,931	23,578
Other stockholders’ equity	799,053	889,786

Total Triple-S Management Corporation stockholders’ equity	821,984	913,364

Non-controlling interest in consolidated subsidiary	(676)	(682)

Total stockholders’ equity	821,308	912,682

Total liabilities and stockholders’ equity	$2,760,248	$3,116,765

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018		2017
Revenues:
Premiums earned, net	$702,342	$687,443	$	$ 2,938,591	$2,826,932
Administrative service fees	3,485	4,196		14,701	16,514
Net investment income	16,279	14,506		61,909	51,615
Other operating revenues	1,560	633		5,794	3,660

Total operating revenues	723,666	706,778		3,020,995	2,898,721

Net realized investment (losses) gains on sale of securities	(767)	2,688		298	10,831
Net unrealized investment losses on equity investments	(25,203)	-		(36,546)	-
Other income, net	7,712	12		11,312	6,533

Total revenues	705,408	709,478		2,996,059	2,916,085

Benefits and expenses:
Claims incurred	567,906	537,316		2,527,613	2,353,101
Operating expenses	145,943	128,402		554,715	477,213

Total operating costs	713,849	665,718		3,082,328	2,830,314

Interest expense	1,388	1,678		6,903	6,794

Total benefits and expenses	715,237	667,396		3,089,231	2,837,108

(Loss) income before taxes	(9,829)	42,082		(93,172)	78,977

Income tax (benefit) expense	1,078	17,874		(29,866)	24,496

Net (loss) income	(10,907)	24,208		(63,306)	54,481

Net loss attributable to the non-controlling interest	(5)	(3)		(4)	(5)

Net (loss) income attributable to Triple-S Management Corporation	$(10,902)	$24,211		$(63,302)	$54,486

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(0.48)	$1.03		$(2.76)	$2.27
Diluted net (loss) income per share	$(0.48)	$1.03		$(2.76)	$2.26

Weighted average of common shares	22,727,997	23,459,879		22,975,385	23,996,503
Diluted weighted average of common shares	22,727,997	23,557,197		22,975,385	24,067,586

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Twelve Months Ended
	December 31,
	2018	2017

Net cash provided by operating activities	$7,459	$288,918

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	1,302,810	463,232
Fixed maturities matured/called	24,945	18,893
Securities held to maturity - fixed maturities matured/called	8,182	2,712
Equity investments sold	203,841	59,963
Other invested assets sold	3,714	-
Acquisition of investments:
Securities available for sale - fixed maturities	(1,343,346)	(560,304)
Securities held to maturity - fixed maturities	(8,356)	(2,197)
Equity investments	(156,486)	(134,834)
Other invested assets	(47,221)	-
Increase in other investments	(705)	(2,064)
Net change in policy loans	(392)	(513)
Net capital expenditures	(19,840)	(21,359)

Net cash used in investing activities	(32,854)	(176,471)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(22,243)	12,683
Repayments of long-term borrowings	(3,236)	(2,836)
Net proceeds from revolving line of credit	-	1,964
Repurchase and retirement of common stock	(22,377)	(20,220)
Proceeds from policyholder deposits	18,531	13,557
Surrender of policyholder deposits	(26,677)	(22,082)

Net cash used in financing activities	(56,002)	(16,934)

Net (decrease) increase in cash and cash equivalents	(81,397)	95,513

Cash and cash equivalents, beginning of period	198,941	103,428

Cash and cash equivalents, end of period	$117,544	$198,941

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended December 31,				Twelve months ended December 31,
(dollar amounts in millions)	2018	2017	Percentage Change		2018	2017	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$192.0	$195.9	(2.0%)		$782.8	$803.3	(2.5%)
Medicare	279.0	246.8	13.0%		1,130.2	1,035.3	9.2%
Medicaid	172.1	191.1	(9.9%)		776.0	751.4	3.3%
Total Managed Care	643.1	633.8	1.5%		2,689.1	2,590.0	3.8%
Life Insurance	43.4	40.4	7.4%		168.6	161.8	4.2%
Property and Casualty	16.4	13.8	19.0%		83.5	77.2	8.2%
Other	(0.6)	(0.6)	0.2%		(2.6)	(2.1)	(23.3%)
Consolidated premiums earned, net	$702.3	$687.4	2.2%		$2,938.6	$2,826.9	4.0%
Operating revenues (loss): [1]
Managed Care	$654.2	$643.6	1.6%		2,732.0	$2,628.2	3.9%
Life Insurance	50.0	46.7	7.0%		194.2	186.6	4.1%
Property and Casualty	19.5	17.1	14.0%		94.3	86.7	8.8%
Other	0.0	(0.6)	105.3%		0.4	(2.8)	116.0%
Consolidated operating revenues	$723.7	$706.8	2.4%		$3,021.0	$2,898.7	4.2%
Operating income (loss): [2]
Managed Care	$0.2	$35.9	(99.4%)		$26.5	$55.0	(51.9%)
Life Insurance	5.3	$6.0	(12.3%)		19.9	19.4	2.6%
Property and Casualty	4.7	$(0.8)	687.6%		(110.1)	(6.0)	(1735.3%)
Other	(0.4)	-	(100.0%)		2.4	-	100.0%
Consolidated operating income (loss)	$9.8	$41.1	(76.1%)		$(61.3)	$68.4	(189.7%)
Operating margin: [3]
Managed Care	0.0%	5.6%	-560	bp	1.0%	2.1%	-110	bp
Life Insurance	10.5%	12.8%	-230	bp	10.2%	10.4%	-20	bp
Property and Casualty	24.1%	(4.7%)	2,880	bp	(116.7%)	(6.9%)	-10,980	bp
Consolidated	1.4%	5.8%	-440	bp	(2.0%)	2.4%	-440	bp
Depreciation and amortization expense	$3.6	$3.4	5.9%		$13.5	$13.2	2.5%

[1]	Operating revenues include premiums earned, net, administrative service fees and net investment income.
[2]	Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
[3]	Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Additional Data	Three months ended December 31,		Twelve months ended December 31,
(Unaudited)	2018	2017	2018	2017
Managed Care
Member months enrollment:
Commercial:
Fully-insured	934,557	972,095	3,775,441	3,981,347
Self-insured	414,975	463,385	1,732,219	1,967,668
Total Commercial	1,349,532	1,435,480	5,507,660	5,949,015
Medicare Advantage	328,998	362,277	1,337,061	1,457,363
Medicaid	990,933	1,150,791	4,555,702	4,631,316
Total member months	2,669,463	2,948,548	11,400,423	12,037,694
Claim liabilities (in millions)			$394.2	$367.4
Days claim payable			63	60
Premium PMPM:
Managed Care	$285.26	$255.03	$278.14	$257.20
Commercial	205.47	201.52	207.34	201.77
Medicare Advantage	847.89	681.25	845.31	710.39
Medicaid	173.71	166.06	170.34	162.24
Medical loss ratio:	83.8%	80.9%	84.5%	85.6%
Commercial	83.6%	72.5%	82.4%	77.5%
Medicare Advantage	79.7%	82.3%	83.2%	87.7%
Medicaid	90.7%	87.6%	88.5%	91.5%
Adjusted medical loss ratio: [1]	85.1%	81.9%	84.9%	85.5%
Commercial	83.6%	71.8%	83.4%	76.7%
Medicare Advantage	82.6%	84.2%	83.9%	87.9%
Medicaid	90.7%	89.4%	87.8%	91.7%
Adjusted medical loss ratio excluding impact of hurricanes: [2]	85.1%	85.1%	84.9%	87.6%
Commercial	83.6%	77.4%	83.4%	80.1%
Medicare Advantage	82.6%	87.7%	83.9%	90.3%
Medicaid	90.7%	89.9%	87.8%	92.0%
Consolidated loss ratio:
Loss ratio	80.9%	78.2%	86.0%	83.2%
Adjusted loss ratio [1]	82.0%	79.1%	86.4%	83.1%
Adjusted loss ratio excluding impact of hurricanes [3]	81.5%	81.3%	81.8%	84.2%
Property and Casualty loss ratio:
Loss ratio	29.3%	52.3%	191.4%	65.7%
Loss ratio excluding impact of hurricanes [4]	23.0%	32.1%	35.2%	41.6%
Operating expense ratio:
Consolidated	20.7%	18.6%	18.8%	16.8%
Managed Care	17.8%	14.9%	16.0%	13.6%

1 The adjusted medical loss ratio and adjusted consolidated loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents then in their corresponding period.
2 The adjusted medical loss ratio excluding impact of hurricanes accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period, as well as adjusts the 2017 periods for the estimated impact in utilization following the hurricanes.
3 The consolidated loss ratio excluding impact of hurricanes accounts for the Managed Care segment’s subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period, as well as adjusts the 2017 period for the estimated impact in utilization following the hurricanes.  In addition, it excludes the adverse reserve development experienced in the Property and Casualty segment in 2018 periods as well as the net retained losses incurred in the 2017 period.
4 The Property and Casualty loss ratio excluding impact of hurricanes excludes the adverse reserve development experienced by this segment in 2018 periods as well as the net retained losses incurred in the 2017 period.

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net (Loss) Income
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2018	2017	2018	2017
Net (loss) income	$(10.9)	$24.2	$(63.3)	$54.5
Less adjustments:
Net realized investment (losses) gains, net of tax	(0.6)	2.2	0.2	8.7
Unrealized losses on equity investments	(20.2)	-	(29.2)	-
Private equity investment (loss) income, net of tax	(0.2)	(0.1)	1.0	0.3
Adjusted net income (loss)	$10.1	$22.1	$(35.3)	$45.5
Adjusted net income per share	$0.44	$0.94	$(1.54)	$1.89

	Adjusted Net Income (Loss) and Operating Income (Loss) Excluding Hurricanes Impact
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2018	2017	2018	2017
Adjusted net income (loss)	$10.1	$22.1	$(35.3)	$45.5
Less hurricanes impact:
2018 Property and Casualty Hurricane Maria unfavorable prior period reserve development, net of tax	-	-	(85.5)	-
Net of tax impact of retroactive reinsurance agreement and hurricane-related tax adjustment	(7.7)	-	(7.7)	-
2017 Hurricanes impact in Managed Care segment, net of tax	-	12.2	-	31.4
2017 Hurricanes Irma and Maria net retained losses in Property and Casualty segment, net of tax	-	(5.3)	-	(19.2)
Adjusted net income excluding hurricanes impact	$17.8	$15.2	$57.9	$33.3
Adjusted net income per share excluding hurricanes impacts	$0.78	$0.65	$2.52	$1.38
Operating income (loss)	$9.8	$41.1	$(61.3)	$68.4
Less hurricanes impact:
2018 Property and Casualty Hurricane Maria unfavorable prior period reserve development	-	-	(128.7)	-
Impact of retroactive reinsurance agreement	(5.0)	-	(5.0)	-
2017 Hurricanes impact in Managed Care segment	-	21.5	-	52.9
2017 Hurricanes Irma and Maria net retained losses in Property and Casualty segment	-	(7.1)	-	(24.4)
Operating income excluding hurricanes impact	$14.8	$26.7	$72.4	$39.9

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations. We are also including adjusted net income and operating income excluding the impact of the unfavorable prior period reserve development of Hurricane Maria reserves recognized by the Property and Casualty segment in the 2018 periods and the estimated hurricane-related impact in the Managed Care and Property and Casualty segments in the 2017 period as Management believes this metric provides useful information about the financial performance of the Company’s underlying business. These non-GAAP metrics do not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.